Exhibit 10.27
Dated March 18, 2010
WITHOUT PREJUDICE AND SUBJECT TO CONTRACT
(1)	TITANIUM ASSET MANAGEMENT CORPORATION

(2)	NIGEL WIGHTMAN

Compromise agreement

CONTENTS

1 DEFINITIONS	1
2 BASIS OF AGREEMENT	2
3 TERMINATION DATE	3
4 REMUNERATION TO TERMINATION DATE	3
5 TERMINATION PAYMENTS	3
6 BENEFITS	3
7 TAXATION	3
8 RETURN OF PROPERTY	4
9 WARRANTIES AND REPRESENTATIONS	4
10 CONFIDENTIALITY AND OTHER RESTRICTIONS	5
11 FULL AND FINAL SETTLEMENT	6
12 NO KNOWLEDGE OF OTHER CLAIMS	7
14 COMPLIANCE WITH STATUTORY PROVISIONS	8
15 WITHOUT PREJUDICE	9
16 GOVERNING LAW AND JURISDICTION	9
Schedules
1 ADVISER’S CERTIFICATE	10
2 LETTER OF RESIGNATION	11
3 CONFIRMATION OF RETURN OF PROPERTY	12

THIS AGREEMENT is made on	2010
BETWEEN:
(1)	TITANIUM ASSET MANAGEMENT CORPORATION whose registered office is at 777 East Wisconsin Avenue, Suite 2350 Milwaukee, WI 53202-5310, Wisconsin, United States of America (the Employer); and

(2)	NIGEL WIGHTMAN of Alverstone, Woodland Rise, Sevenoaks, Kent TN15 0HY (the Employee)

1.	Definitions

1.1	In this Agreement the following expressions have the following meanings:

the Acts	the Employment Rights Act 1996; the Sex Discrimination Act 1975; the Race Relations Act 1976; the Trade Union and Labour Relations (Consolidation) Act 1992; the Disability Discrimination Act 1995; the Working Time Regulations 1998; the National Minimum Wage Act 1998; the Employment Relations Act 1999; the Transnational Information and Consultation of Employees Regulations 1999; the Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000; the Fixed-term Employees (Prevention of Less Favourable Treatment) Regulations 2002; the Employment Equality (Sexual Orientation) Regulations 2003; the Employment Equality (Religion or Belief) Regulations 2003; the Information and Consultation of Employees Regulations 2004; the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006; the Transfer of Undertakings (Protection of Employment) Regulations 2006; the Employment Equality (Age) Regulations 2006; and the Equality Act (Sexual Orientation) Regulations 2007 all as subsequently consolidated, modified or re-enacted from time to time;

the Adviser	the person named as Adviser in Schedule 1;

the Board	the Board of Directors of the Company from time to time;

the Contract of Employment	the contract of employment between the Employer and the Employee dated 5 September 2007 as subsequently varied;

the Group	means any company wherever registered or incorporated which is for the time being a subsidiary or a holding company of the Employer or a subsidiary of any such company (as subsidiary and holding company are defined in the Companies Act 2006 or which is an associated company of any such company (as associated company is defined in the Income and Corporation Taxes Act 1998 (as amended)));

PAYE deductions	deductions made to comply with or to meet any liability of the Employer to account for tax pursuant to regulations made under Chapter 2 of Part 11 of the Income Tax (Earnings and Pensions) Act 2003 and to comply with any obligation to make a deduction in respect of national insurance contributions;

the Termination Date	28 February 2010;

the Termination Payment	the payment referred to in Clause 5.1.
2.	Basis of Agreement

2.1	Following a meeting of the Board on 29 January 2010 it was decided that the Employee would stand down from his position as Chief Executive Officer and Chairman of the Employer and all other positions with the Employer and any Group Company and he was placed on garden leave with immediate effect.

2.2	The parties have entered into this Agreement to record and implement the terms on which the parties have agreed to settle all outstanding claims which the Employee has or may have against the Employer or the Group or their respective officers or employees arising out of or in connection with or as a consequence of his employment and/or its termination and his office as a director and/or its cessation. The terms set out in this Agreement constitute the entire Agreement between the parties and are without admission of liability on the part of the Employer or the Group.

2.3	The Employer is entering into this Agreement for itself and as agent for and trustee of all companies in the Group and is duly authorised to do so. The parties intend that each company in the Group should be able to enforce in its own right the terms of this Agreement which expressly or impliedly confer a benefit on that company subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999.

3.	Termination Date

3.1	The Employee’s employment with the Employer terminated on the Termination Date.

4.	Remuneration to Termination Date

4.1	The Employee has been or will be paid his normal salary together with any accrued but untaken holiday entitlement (less PAYE deductions) and pension contributions and provided with all benefits for the period up to and including the Termination Date.

5.	Termination payment

5.1	Within 7 days of the later of this Agreement becoming binding in accordance with Clause 15.1, the Termination Date and compliance with Clauses 8.2 and 13.1 the Employer will pay the Employee as a contractual payment in lieu of 11 months’ salary and pension contributions the sum of US$385,000 less PAYE deductions (‘the Termination Payment’).

6.	Benefits

6.1	The provision of all benefits will cease from the Termination Date.

7.	Taxation

7.1	The Employee will be responsible for the payment of any tax and employee’s national insurance contributions referable to the Termination Payment and all other payments and the provision of benefits set out in this Agreement in excess of the PAYE deductions made by the Employer. The Employee hereby agrees to indemnify the Employer and the Group on a continuing basis immediately on demand against all such liabilities, including any interest, penalties, reasonable costs and expenses incurred as a result of any default or delay by the Employee which any such company may incur in respect of or by reason of such payments or the provision of such benefits. If the Employer becomes aware that any such liabilities may arise it will provide relevant details to the Employee so that he is given the opportunity at his own expense to dispute any such payment with the HM Revenue and Customs or other relevant authority provided that the Employer will be entitled to pay any such liabilities as they fall due.

8.	Return of property

8.1	On or within five working days of this Agreement becoming binding in accordance with Clause 15.1 the Employee will return to Bob Kelly of the Employer all credit cards, keys, his security pass, any identity badge, all computer disks, software and computer programs, all documents and copies (including electronic or recorded versions and copies in whatever medium held) together with all other property belonging to the Employer or the Group or relating to its or their business in his possession or control including all company records of the Employer and the Group held at the Employer’s office in London except for such property as the parties agree in writing that the Employee may retain.

8.2	The Employee shall provide the Employer with a signed statement in the form attached at Schedule 3 confirming that he has complied fully with his obligations under clause 8 and shall provide such reasonable evidence of compliance as may be requested.

9.	Warranties and representations

9.1	The Employee warrants and represents to the Employer that up to and as at the date this Agreement becomes binding in accordance with Clause 15.1 the Employee:
9.1.1	has not committed any breach of any duty owed to the Employer or any company in the Group. For the avoidance of doubt, this Agreement will not operate to release the Employee from any liability owed to any company in the Group of which the Employee was a director by virtue of his employment with the Employer;

9.1.2	has not retained any software or computer programs, documents or copies (electronically or otherwise) which belong to the Employer or to which the Employer is entitled;

9.1.3	has not done or failed to do anything amounting to a repudiatory breach of the express or implied terms of his employment with the Employer or which, if it had been done or omitted after the execution of this Agreement, would have been in breach of any of its terms; and

9.1.4	is not employed or self-employed in any capacity nor has he received such an offer of employment or self-employment
9.2	The Employer warrants and represents to the Employee that it is not aware of any facts that might support a claim on its part against the Employee for breach of the above warranties or breach of any duty owed by the Employee to the Employer or any company in the Group arising out of or in connection with his position as an employee or director of the Employer or any other company in the Group.
9.3	The Employer agrees that the Employee will continue to have the benefit of any applicable insurance cover including D&O insurance cover purchased by the Employer or any other company in the Group in respect of any claims that are brought against the Employee arising out of or related to the performance of the Employees’ duties as an employee and director of the Employer and/or other companies in the Group up to the Termination Date; and the Employer agrees that it will take all reasonable steps to ensure that the Employee obtains that benefit in the event that it is called upon to do so.

10.	Confidentiality and other restrictions

10.1	The Employee accepts and agrees that his express and implied duties relating to confidential information, intellectual property and restrictive covenants continue after the Termination Date. In particular, the Employee affirms the duties and restrictions in clauses 13, 14 and 22 of the Contract of Employment. Save in this regard, the Contract of Employment shall be deemed to have terminated with effect from the Termination Date.

10.2	The parties agree and undertake (in consideration of their mutual promises to that effect) that neither will:
10.2.1	make or publish any statement to a third party concerning this Agreement, the dispute settled by it or the circumstances surrounding the termination of the Employee’s employment;

10.2.2	make or publish any derogatory or disparaging statement or do anything in relation to the other and in the case of the Employee in relation to any Group company or officers or employees of the Employer or any Group company which is intended to or which might be expected to damage or lower their respective reputations provided that the parties will not be prevented from making a disclosure:
(i)	for the purposes of seeking legal advice in relation to this Agreement provided the professional adviser is bound by a duty of confidence;

(ii)	as may be required by law, regulation or applicable exchange requirements; or

(iii)	in the case of the Employee to his wife or partner, or civil partner, provided such person agrees to maintain confidentiality.
10.3	The Employee warrants that he has not done or failed to do anything including without limitation published any statement or authorised or permitted anyone else to do so prior to the date of this Agreement which would constitute a breach of Clauses 10.1 or 10.2 if it had occurred after the date of this Agreement.
11.	Full and final settlement

11.1	This Agreement has effect for the purpose of compromising without any admission of liability on the part of the Employer or any company in the Group by means of full and final settlement all claims or other rights of action, damages, awards, compensation, costs (including legal costs) or expenses in all jurisdictions under contract, tort, statute or otherwise which the Employee has at the date of this Agreement or which may arise in future and whether known or not against the Employer or any company in the Group and its/their respective officers, directors, shareholders and employees arising out of or in connection with or as a consequence of his position as a director of the Employer or any Group company and his employment and/or its termination or otherwise including in particular for the avoidance of doubt the following claims which the Employee has raised or intimated:
11.1.1	damages for breach of contract howsoever arising;

11.1.2	any stigma damages, whether arising through contract, tort, discrimination or otherwise;

11.1.3	pay in lieu of notice or damages for termination of employment without notice or on short notice;

11.1.4	outstanding pay, holiday pay (including under the Working Time Regulations 1998), overtime, bonuses, commission and benefits in kind;

11.1.5	a redundancy payment whether statutory under the Employment Rights Act 1996 or otherwise;

11.1.6	unlawful deductions from wages under the Employment Rights Act 1996;

11.1.7	unfair dismissal;

11.1.8	discrimination, harassment, victimisation or detriment under the Employment Equality (Age) Regulations 2006 or any claim pursuant to Paragraph 11 of Schedule 6 to the Employment Equality (Age) Regulations 2006 (failure to comply with Paragraph 2 of Schedule 6: employer’s duty to inform) or to Paragraph 12 of Schedule 6 to the Employment Equality (Age) Regulations 2006 (failure to comply with paragraph 9 of Schedule 6: denial of right to be accompanied);

11.1.9	any claim relating to any announcement made by the Employer in connection with the termination of the employee’s employment; or

11.1.10	any claim with regard to purchase of all or any of the shares held by the Employee (or any other person) in the Employer and/or any Group company;
but excluding any claim:
(i)	for personal injury other than one arising from or in connection with any of the claims compromised by this Agreement; or

(ii)	for the sums and benefits due to him pursuant to this Agreement or in respect of any breach by the Employer of any of the terms of this Agreement
12.	No knowledge of other claims

12.1	The Employee confirms that he is not aware of any other claims or facts or circumstances that may give rise to any claim against the Employer or any Group companies or any of its/their respective officers or employees in relation to any other matters.

12.2	The Employee represents and warrants that:
12.2.1	he has instructed the Adviser to advise as to whether he has or may have any claims, including statutory claims, against the Employer or any company in the Group or their respective officers and employees arising out of or in connection with his employment or its termination;

12.2.2	he has provided the Adviser with all available information which the Adviser requires or may require in order to advise whether he has any such claims; and

12.2.3	the Adviser has advised him that, on the basis of the information available to the Adviser, his only claims or particular complaints against the Employer or any company in the Group or its/their respective officers and employees whether statutory or otherwise are those listed in Clause 11 of this Agreement and that he has no other claim against the Employer or any company in the Group or its/their respective officers and employees whether statutory or otherwise.

12.2.4	in the event of the Employee commencing any action or issuing any proceedings against the Employer or any company in the Group arising out of his employment or its termination (save to the extent that such action or proceedings are brought to enforce or in respect of any breach of the terms of this Agreement), the Employee shall indemnify the Employer or relevant company in the Group in respect of:
12.2.4.1	its legal costs of defending such action or proceedings (including reasonable legal and professional fees and disbursements together with VAT thereon);

12.2.4.2	any award or judgement; and

12.2.4.3	and such part of the Termination Payment equivalent to the amount of such costs, award or judgement shall become immediately repayable to the Employer or relevant company in the Group as a debt.
12.3	Subject to this Agreement being dated and signed by the parties and becoming a binding agreement and subject to receipt of an invoice from the Adviser and provided always that the Adviser is a qualified lawyer (as defined in the Employment Rights Act 1996), the Employer agrees to pay within 10 days of receipt of such invoice by its solicitors, Eversheds LLP, up to a maximum of £500 plus VAT to the Adviser as a contribution towards the Employee’s legal fees incurred exclusively in connection with the termination of his employment. Any such invoice should be addressed to the Employee but expressed to be payable by the Employer and sent under private and confidential cover to the Employer’s solicitors, Eversheds LLP, at One Wood Street, London EC2V 7WS.

13.	Directorship

13.1	The Employee will (to the extent that he has not done so already) immediately resign from all positions (whether statutory or otherwise) which he holds with any Group Company, including but not limited to, his position as director of the Employer, Wood Asset Management Inc, National Investment Services Inc, Boyd Watterson Asset Management LLC and Sovereign Advisors LLC by signing and delivering to the Employer a letter of resignation in the form of the draft in Schedule 2. The Employee irrevocably appoints the Company to be his attorney in his name and on his behalf to sign execute or do any such instrument or thing and generally to use his name in order to give the Employer (or its nominee) the full benefit of the provisions of this clause.

14.	Compliance with statutory provisions

14.1	This Agreement satisfies the conditions regulating compromise agreements and compromise contracts under such of the Acts as are relevant.

14.2	The Employee confirms that:

14.2.1	he has received advice from the Adviser (who is a relevant independent adviser within the meaning of the Acts) as to the terms and effect of this Agreement and in particular its effect on his ability to pursue his rights before an Employment Tribunal; and

14.2.2	he will procure that the Adviser signs the Certificate in Schedule 1.
15.	Without prejudice

15.1	Notwithstanding that this Agreement is marked “without prejudice and subject to contract” when the Agreement has been dated and signed by the parties and is accompanied by the Certificate in Schedule 1 signed by the Adviser it will become an open and binding agreement between the parties.

16.	Governing law and jurisdiction

16.1	This Agreement is governed by the law of England and Wales and any dispute is subject to the exclusive jurisdiction of the courts and tribunals of England and Wales.

SCHEDULE 1
ADVISER’S CERTIFICATE
I confirm that:
1.	I am a relevant independent adviser as defined in the Acts (as defined in the Agreement between NIGEL WIGHTMAN (the Employee) and TITANIUM ASSET MANAGEMENT CORPORATION to which this Certificate is annexed).

2.	I have advised the Employee of the terms and the effect of the Agreement and in particular its effect on his ability to pursue a claim before an Employment Tribunal.

3.	There is in force a contract of insurance covering the risk of a claim by the Employee in respect of loss arising in consequence of the advice.

Adviser’s signature

Adviser’s name

(capitals)

Title

Adviser’s business address

SCHEDULE 2
LETTER OF RESIGNATION
Private & Confidential
The Directors
[Date]
Dear Sirs
Titanium Asset Management Corporation
Wood Asset Management Inc
National Investment Services Inc
Boyd Watterson Asset Management LLC
Sovereign Advisors LLC
Please accept this letter as formal notice of my resignation from all positions (statutory or otherwise) which I hold with any of the above-listed companies or any other companies within the Group.
Save where I have already resigned from such positions or I have already been removed from such positions, all of my resignations referred to above shall be effective from 29 January 2010.
I confirm that I have no claim or right of action of any kind outstanding for compensation or otherwise against any of the above-listed companies or any other company within the Group or any of its/their officers or employees.
In this letter, the “Group” shall mean any company wherever registered or incorporated which is for the time being a subsidiary or a holding company of Titanium Asset Management Corporation or a subsidiary of any such company.
Yours faithfully

SCHEDULE 3
CONFIRMATION OF RETURN OF PROPERTY
I hereby confirm that:
1.	I have returned to Bob Kelly of the Employer all credit cards, keys, his security pass, any identity badge, all computer disks, software and computer programs, all documents and copies (including electronic or recorded versions and copies in whatever medium held) together with all other property belonging to the Employer or the Group or relating to its or their business in his possession or control including all company records of the Employer and the Group held at the Employer’s office in London except for such property as the parties agree in writing that the Employee may retain.

2.	I will provide the Employer with such reasonable evidence of compliance as may be requested.
I hereby acknowledge that all defined terms used in this statement have the meaning given to them in the agreement between myself and the Employer to which this statement was annexed as Schedule 3.

Nigel Wightman	Date

IN WITNESS whereof this Agreement has been signed on behalf of the Employer and the Group and signed by the Employee the day and year first above written.

SIGNED by	)	/s/ Jonathan Hoenecke

Duly authorised for and on behalf of	)

EMPLOYER and the GROUP	)	Titanium Asset Management Corp.

SIGNED by NIGEL WIGHTMAN		/s/ Nigel Wightman